EXHIBIT 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Receives Additional FDA Questions on
TIGRIS® / West Nile Virus Regulatory Applications
SAN DIEGO, CA, July 25, 2006 — Gen-Probe Incorporated (NASDAQ: GPRO) announced today that the U.S. Food and Drug Administration (FDA) has asked the Company additional questions related to the regulatory application to run the previously approved PROCLEIX® WNV (West Nile virus) Assay on the investigational, fully automated PROCLEIX TIGRIS® System. In December, the WNV Assay was approved to run on the PROCLEIX enhanced semi-automated instrument System (eSAS).
The FDA’s questions were included in a “complete review letter” (CRL) on the Biologics License Application (BLA) supplement Gen-Probe filed in April. The questions relate primarily to a clinical “migration study” that Gen-Probe conducted to compare PROCLEIX WNV Assay results on the eSAS to results on the fully automated PROCLEIX TIGRIS System. The results of this study were presented by independent researchers and Gen-Probe at last year’s annual meeting of the AABB (American Association of Blood Banks).
“Receiving questions from the FDA in the form of a CRL is an increasingly common part of the regulatory process, particularly for complex applications such as this one,” said Larry Mimms, Ph.D., Gen-Probe’s executive vice president for research and development. “We remain confident that we are on a path toward full system approval based on the quality of our scientific data and the ongoing performance of our WNV Assay and TIGRIS System in the field. Based on our current information and analysis, we estimate that we will be able to respond to the FDA’s questions within 90 days.”
Separately, the FDA also has sent Gen-Probe questions on the Company’s pending 510(k) application for the TIGRIS System. Gen-Probe’s responses to these questions are complete and will be sent to the FDA this month. Both the BLA supplement described above and this 510(k) application must be approved before licensed testing with the PROCLEIX WNV Assay can begin on the TIGRIS System.
“Based on our current timing assumptions, we expect this delay to have an insignificant effect on our WNV revenues in 2006 and 2007, since our WNV Assay is already approved on the eSAS System,” said Herm Rosenman, Gen-Probe’s vice president of finance and chief financial officer. “In addition, customers who are running the assay on the investigational TIGRIS System have been paying a new cost-recovery price since May.”

Blood centers have used the PROCLEIX TIGRIS System to screen donated blood for WNV under an Investigational New Drug (IND) application since the summer of 2004. Gen-Probe estimates that more than 4.0 million units of donated blood have been screened for West Nile virus under this IND. This testing on the PROCLEIX TIGRIS System has intercepted more than 200 units of blood that otherwise would have been transfused into as many as 600 patients.
The PROCLEIX TIGRIS System can process 1,000 blood samples in about 14 hours, a level of productivity that facilitates “individual donor testing,” which in turn increases assay sensitivity and increases blood safety. Blood screening sites conduct individual donor testing for WNV on the PROCLEIX TIGRIS system based on predetermined prevalence triggers in their geographic areas.
WNV is a mosquito-borne virus that causes disease ranging from mild, flu-like symptoms to severe encephalitis. The first confirmed U.S. death resulting from transmission through donated blood was reported in 2002. In the fall of 2002, the FDA challenged industry to develop a test for the direct detection of WNV in donated blood by the summer of 2003. Within nine months, Gen-Probe and its partner Chiron had developed the PROCLEIX WNV Assay and began distributing it under an IND. WNV has continued to be a significant public health threat since that time. According to the U.S. Centers for Disease Control and Prevention, approximately 3,000 human cases of WNV infection occurred in 2005.
The fully automated, high-throughput PROCLEIX TIGRIS System is approved for commercial blood screening use in many countries outside the United States. In addition, in the clinical diagnostics arena, the TIGRIS system received 510(k) marketing clearance from the FDA in December 2003 for use with the APTIMA Combo 2 assay to detect Chlamydia trachomatis and Neisseria gonorrhoeae.
Gen-Probe’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics. PROCLEIX and ULTRIO are trademarks of Chiron. TIGRIS is a trademark of Gen-Probe.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 20 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning new products, potential regulatory approvals and customer adoption are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that the Company may not be able to address the questions posed by the FDA in a timely manner or in a manner acceptable to the FDA, (ii) the risk that new products, including the PROCLEIX TIGRIS system, will not be cleared for marketing in the timeframes we expect, if at all, (iii) the risk that we may not earn or receive milestone payments from our collaborators, (iv) the possibility that the market for the sale of our new products, such as our PROCLEIX West Nile virus assay and the PROCLEIX TIGRIS system, may not develop as expected, (v) we may not be able to compete effectively, (vi) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, and (vii) we are dependent on Chiron and other third parties for the distribution of some of our products. The foregoing describes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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